Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 16th day of December, 2008, between UST Inc., a Delaware corporation (the “Company”) and Richard A. Kohlberger  (the “Executive”).

The Company wishes to employ the Executive as a Senior Vice President of the Company.

The Board of Directors of the Company (the “Board”) desires to provide for the employment of the Executive as a member of the management of the Company, in the best interest of the Company.  The Executive is willing to commit himself to service the Company, on the terms and conditions herein provided.

In order to effect the foregoing, the Company and the Executive wish to enter into an Employment Agreement on the terms and conditions set forth below.  Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree to the terms set out below.

The Executive has an existing employment agreement with the Company (“Existing Agreement”), dated June 30, 2000 (the “Original Effective Date”). This Agreement amends and restates the Existing Agreement, effective December 16, 2008, in order to evidence formal compliance with section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (the “Code”).

1.     Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2.     Term.  The term of this Agreement (the “Term”) shall commence on the Original Effective Date and end on the third anniversary of such date, unless sooner terminated as hereinafter provided.  On May 31, 2001 and on the last day of May of each year thereafter, the term of the Executive’s employment shall be automatically extended one (1) additional year unless, prior to such last day of May, the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the term of the Executive’s employment hereunder will not be extended.  Company agrees that unless there is “Cause” as defined in Section 8(d) herein, it will not exercise its termination rights in the first year following the Original Effective Date.  In no event, however, shall the term of this Employment Agreement extend beyond the end of the calendar month in which the Executive’s 65th birthday occurs.

3.     Position and Duties.  As of the Original Effective Date, the Executive shall serve as Senior Vice President, Human Resources overseeing administration, training and development, labor relations, compensation, employee relations, benefits, security, workers’ compensation, safety and the environment and shall have such additional responsibilities and authority as may from time-to-time be assigned to the Executive by the Chief Executive Officer of the Company.  The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.  If at any point during the term of this Employment

Agreement the Executive is dissatisfied with his reporting relationship or the duties assigned to him, or if the Company breaches this Agreement, he shall so notify the Company within thirty (30) days.  The Company shall then have fifteen (15) days to cure the reason for Executive’s dissatisfaction or the breach.  If the Company fails to do so, the Executive may resign and shall receive the payments pursuant to Section 9(d) herein.

4.     Place of Performance.  In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive office of the Company in Greenwich, Connecticut except for required travel on the Company’s business.

5.     Compensation and Reared Matters.

 (a)    Salary.  During the period of the Executive’s employment hereunder, the Company shall pay to the Executive a salary at an annual rate of $260,000, such salary to be adjusted in accordance with the present officer review cycle, payable in accordance with the Company’s standard payroll practices.

 (b)    Incentive Compensation.  Subject to the meeting of performance objectives by the Executive, the Company shall recommend, with respect to each fiscal year,

(i)    to the ICP Committee of UST Inc., that the Executive receive a minimum bonus under the UST Inc. Incentive Compensation Plan (“ICP”) no less than the Executive received in the then previous year unless the officers’ ICP pool is reduced in which case Executive’s bonus shall be reduced no more than the percentage reduction of said pool, provided that the Executive is performing services hereunder on the last day of each such respective fiscal year, but in no event will Executive’s average annual cash compensation for the overall term of this Agreement be any less than his total cash compensation received in calendar year 2000 provided that shortfalls, if any, will be paid to Executive in a lump sum on the Severance Start Date (as defined pursuant to Section 8(h) below), subject to the six (6) month delay specified in Section 9(d)(ii) below); and

(ii)    to the Nominating and Compensation Committee of UST Inc., that the Executive receive a minimum stock option grant under the UST Inc. 1992 Stock Option Plan, or any successor plan, of 20,000 shares provided that the Executive is performing services hereunder at the time during each respective year that UST Inc. makes such grants to its employees.

 (c)  Other Benefits.  The Executive shall be eligible, while performing services hereunder, to participate in or to receive benefits under any other employee welfare or retirement benefit plan or arrangement made available by Company to its key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

 (d)  Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.  To the extent that any such reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if the Executive incurs the corresponding expense during the Term and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

(e)  Vacations.  The Executive shall be entitled to thirty (30) vacation days in each calendar year, determined in accordance with the Company’s vacation policy.  The Executive shall also be entitled to all paid holidays given by the Company to its executives.

(f)  Services Furnished.  The Company shall furnish the Executive with office space, secretarial support and such other facilities and services while the Executive is performing services hereunder, as shall be suitable to the Executive’s position and adequate for the performance of his duties as set forth in Section 3 hereof.

(g)  Automobile and Other Perquisites.  Subject to the maximum aggregate amount described below, the Executive shall be entitled, while the Executive is performing services hereunder, to

(i)	a Company automobile in accordance with UST Inc.’s Officers’ Car Policy;

(ii)	the installation, on a fully reimbursed basis, of a home security system if the Executive does not already have such a system, and the reimbursement of all system monitoring and surveillance charges;

(iii)	the initiation fee, but not membership dues or any other club expenses, at one country club of the Executive’s choice; and

(iv)	the reimbursement of the cost of outside services related to the preparation or review of all income tax returns, as well as for any financial and estate planning and consultation services;

provided, however, that the aggregate annual amount for the above items shall not exceed $40,000, valuing the Company car in accordance with its lease valuation and personal mileage calculation, as determined annually by the UST Inc. Tax Department.  To the extent that any  reimbursement described in clauses (ii) – (iv) above does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if the Executive incurs the corresponding expense during the Term and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

6.   Offices.  The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of the Company’s direct or indirect subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by Article VIII of the Company’s By-Laws.  The Executive further agrees that, upon the termination of the Executive’s employment for any reason, he will resign from the board of directors of any subsidiary of the Company, effective as of the Date of Termination (as defined in Section 8(h) hereof).

7.   Improvements; Confidential Information.  Annex I hereto, as from time-to-time amended, is a form of Employee Secrecy Agreement between the Executive and the Company, concerning the treatment of Improvements and Confidential Proprietary Information (as defined herein) and related matters.  The Executive agrees to comply with all terms of said Employee Secrecy Agreement.

8.   Termination.  The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)  Death.  The Executive’s employment hereunder shall terminate upon his death.  See Section 9(b) with respect to acceleration of payments upon the death of the Executive.

(b)  Disability.  The Company will terminate the Executive’s employment at the conclusion of a twelve (12) month period during which the Executive continuously has a General Disability (as defined below), a 409A Disability (as defined below) or both.  In determining whether a disability is continuous for this purpose, a temporary return to work shall be disregarded (I) in the case of a General Disability, if it would be disregarded under the Company’s long-term disability plan for salaried employees, and (II) in the case of a 409A Disability, if it would be disregarded under the Company’s long-term disability plan for salaried employees and it may be disregarded under Treasury Regulation §1.409A-3(i)(4).

     (i)  The Executive will be deemed to have a “General Disability” if, as a result of his incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given he shall not have returned to the full time performance of his duties.

     (ii)   The Executive will be deemed to have a “409A Disability” if (A) he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (B) he is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees; or (C) he is determined to be totally disabled by the Social Security Administration.

(c)  If the Company terminates the Executive’s employment based upon General Disability or 409A Disability, the Company shall pay to Executive or his legal representative on his behalf his full salary and full ICP or fair market value cash equivalent in effect on his Date of Termination and the Company shall, except for payment to the Executive or named beneficiary under SOP, have no further obligations to the Executive under this Agreement.  Such amount shall be payable in substantially equal periodic installments in accordance with the Company’s standard payroll practices for severance pay that shall commence with the month following the month in which the Severance Start Date occurs and shall end on the third anniversary of the Severance Start Date, except in the event the Executive is a “specified employee” on the Severance Start Date, as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the Severance Start Date or, if later, by December 31, 2008, such payments shall be delayed until the date that is six (6) months after the Severance Start Date, with the lump sum value of all payments that are so delayed paid on the date that is six (6) months after the Severance Start Date (if the Executive dies or incurs a 409A Disability after the Severance Start Date but before payment of all installments, any remaining installments will be paid to the Executive’s estate as a lump sum and without regard to any six-month delay that otherwise applies to specified employees).  For purposes of this Agreement, “specified employee” shall be defined as provided in section 409A(a)(2)(B)(i) of the Code and “specified employee identification date” shall be defined as provided in Treasury Regulation §1.409A-1(i). If the Executive should incur a General Disability prior to the expiration of the Term of this Agreement, he shall be deemed to have retired under SOP the day before his General Disability.

(d)  Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean (i) the willful continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), which failure is not cured within ten (10) business days after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; (ii) the willful engaging by the Executive in conduct that constitutes Competitive Activity (as defined in Section 10 hereof); (iii) the Executive’s conviction, and final adjudication for the commission of a felony relating to the Company; or (iv) the commission of an act that constitutes a material breach of this Agreement, including without limitation, the willful violation by the Executive of the provisions of the Employee Secrecy Agreement in the form of Annex I hereto.

(e)  Resignation.  Executive may resign his employment upon thirty (30) days notice to the Company.

(f)  Termination by Mutual Consent.

(i)  The Company may also terminate the Executive’s employment at any time, without Cause, if, in its sole discretion, the Chief Executive Officer of the Company determines that such termination is in the best interests of the

Company.  The Executive acknowledges and agrees that, upon such a determination by the Chief Executive Officer, he shall be deemed to have resigned from the Company effective as of the date set forth in the Notice of Termination (“Termination by Mutual Consent”) and shall be entitled to the benefits payable pursuant to Section 9(c) hereof; provided, however, that if the Executive complies with the provisions of this Section 8(f), then in consideration therefor, he shall also be entitled to the benefits provided in Section 9(d)(ii) – (v) hereof.

(ii)  In consideration of the benefits provided under Section 9(d)(ii) – (v) hereof, the Executive agrees and covenants (a) to execute a general release, in the form attached hereto as Annex II (the “Release”), of any and all claims the Executive may have or may believe he has against the Company and/or its officers, directors, employees, agents and representatives; and (b) not to seek any recovery against the Company or its officers, directors, employees, agents or representatives for any cause or reason related to or arising from his employment with the Company or the termination thereof pursuant to this Section 8(f), other than a failure or refusal of the Company to pay the Executive (1) the benefits described in Section 9(d)(ii) – (v) hereof, as specified in the Subsequent Agreement (as defined in Section 9(d)(ii) hereof), and (2) the benefits to which he is entitled subsequent to his termination of employment pursuant to the terms of one or more of the Company’s employee benefit plans.  The covenant set forth in Clause (b) of this Section 8(f)(ii) includes, without limitation, seeking any recovery against the Company or its officers, directors, employees, agents or representatives in any forum, including, without limitation, any court, administrative agency or otherwise.  A Termination by Mutual Consent shall not be subject to the dispute resolution procedures set forth in Section 17 of this Agreement.  The receipt of any benefits pursuant to Section 9(d)(ii) – (v) will be subject to the Executive signing and not revoking the Release.  No benefits will be paid or provided under Section 9(d)(ii) – (v) unless and until the release of claims is timely executed and returned by the Executive to the Company, becomes effective and has not been timely revoked in accordance with the terms thereof.  The Company will complete and provide the Release to the Executive in sufficient time so that if the Executive timely executes and returns it, the revocation period will expire before severance payments are required to commence under Section 9(d).

(g)  Employment by Affiliates.  For purposes of this Agreement, in no event shall a termination of the Executive’s employment with the Company be deemed to occur as a result of his transfer to, or employment by, UST or any of its affiliates during the term of this Agreement.

(h)  Date of Termination; Notice of Termination; Severance Start Date.  Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this

Agreement relied upon and, except in the event that the Executive’s employment is terminated pursuant to Section 8(f) hereof, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for General Disability or 409A Disability pursuant to subsection (b) hereof, a date specified in the Notice of Termination that is at least thirty (30) days after the Notice of Termination is given (but not before the end of the twelve (12) month period specified in subsection (b) above, and not if the Executive shall have returned to the full-time performance of his duties for a period that breaks the period of continuous disability in accordance with subsection (b) above), and (iii) if the Executive’s employment is terminated for any other reason, the later of the date on which a Notice of Termination is given or the date set forth in such notice.  “Severance Start Date” shall mean the date on which the Executive incurs a “separation from service” under section 409A(a)(2)(A)(i) of the Code.

9.    Compensation During Disability or on Termination.

(a)   Disability.  During any period that the Executive fails to perform his full-time duties with the Company as a result of:

  (i)  a period of 409A Disability, until the Executive’s employment is terminated pursuant to this subsection he shall (A) continue to receive his full salary in accordance with the Company’s standard payroll practices at the rate in effect at the commencement of any such period, provided that payments so made to the Executive during the first ninety (90) days of the period of 409A Disability shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under the Company’s short-term and long-term disability plans or under the Social Security disability insurance program, (B) receive any compensation payable to the Executive under the Company’s short-term and long-term disability plans for salaried employees during such period, and (C) receive any benefit coverages customarily provided to disabled salaried employees; or

      (ii)  a period of General Disability, he shall receive any compensation payable to the Executive under the Company’s short-term and long-term disability plans for salaried employees during such period, as well as any benefit coverages customarily provided to disabled salaried employees, until the Executive’s employment is terminated pursuant to this subsection.

Thereafter the Executive’s benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.  If the Executive shall terminate his employment under Section 8(f) hereof, the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given payable in accordance with the Company’s standard payroll practices.

(b)    Death.  If the Executive’s employment is terminated by his death, the Company shall pay to the Executive’s estate his full salary and full ICP or fair market value cash equivalent in effect on his Date of Termination for the balance of the full Term of this Agreement, payable in a lump sum within five days following the date of the Executive’s death, and the Company shall, except for payment to his estate or named beneficiary under the UST’s Officers’ Supplemental Retirement Plan, have no further obligations to the Executive under this Agreement.  If the Executive should die prior to the expiration of the Term of this Agreement, he shall be deemed to have retired under UST Inc.’s Officers’ Supplemental Retirement Plan the day before his death.

(c)    Cause; Resignation.  If the Executive’s employment shall be terminated for Cause or if the Executive shall resign, except as set forth in Section 3, the Company shall pay the Executive his full salary in accordance with the Company’s standard payroll practices through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement.  The Executive agrees that if, subsequent to the Executive’s termination of employment with the Company for any reason, he violates the Employee Secrecy Agreement or Section 10 hereof, he shall be entitled to no further amounts hereunder.

(d)    Termination by the Company other than for Disability or Cause or by Mutual Consent.  If (a) the Company shall terminate the Executive’s employment other than pursuant to Section 8(c) or 8(d) hereof (it being understood that a purported termination pursuant to Section 8(c) or 8(d) hereof which is disputed and finally determined not to have been proper shall be a termination by the Company other than pursuant to Section 8(c) or 8(d) hereof), or (b) the Executive’s employment terminates by Mutual Consent and the Executive is in compliance with the provisions of Section 8(f) hereof, then

(i)  the Company shall pay the Executive his full salary in accordance with the Company’s standard payroll practices through the Date of Termination at the rate in effect at the time Notice of Termination is given;

(ii)  in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall continue to pay as severance pay to the Executive an amount equal to the sum of (a) the Executive’s annual salary rate in effect as of the Date of Termination and (b) the highest annual amount payable to the Executive under the ICP or fair market value cash equivalent; such payment to be made in substantially equal periodic installments in accordance with the Company’s standard payroll practices for severance pay commencing with the month following the month in which the Severance Start Date occurs and ending on the third anniversary of the Severance Start Date (the “Continuation Period), except in the event the Executive is a “specified employee” on the Severance Start Date as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the Severance Start Date or, if later, by December 31, 2008, such payments shall be delayed until the date that is six (6) months after the Severance Start Date with the lump sum value of all payments that are so delayed paid on the date that is six (6) months after the

Severance Start Date (if the Executive dies after the Severance Start Date but before payment of all installments, any remaining installments will be paid to the Executive’s estate as a lump sum and without regard to any six-month delay that otherwise applies to specified employees).

(iii)   subject (if applicable) to Section 8(f) above, the Company shall maintain in full force and effect, for the continued benefit of the Executive during the Continuation Period, all life insurance and survivor income plans in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs.  In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.  Benefits otherwise receivable by the Executive pursuant to this Section 9(d)(iii) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the Continuation Period (and any such benefits actually received by or made available to the Executive shall be reported to the Company by the Executive);

(iv)  during the Continuation Period, the Company shall arrange to provide the Executive with group health coverage substantially similar to that which he was receiving immediately prior to the Notice of Termination.

(A)    If such coverage is provided under a self-insured medical reimbursement plan maintained by the Company (within the meaning of section 105(h) of the Code):

               (1)    there will be no charge to the Executive for such coverage for any month that falls within the first six months following the Severance Start Date;

                           (2)    the charge to the Executive for each remaining month of coverage will equal the Company’s monthly COBRA charge for such coverage, and the Executive will be required to pay such monthly charge in accordance with the Company’s standard COBRA premium payment requirements; and

                           (3)    on the date that is six months following the Severance Start Date the Company will pay the Executive a lump sum in cash equal to the product of (I) the Company’s monthly COBRA charge on the payment date for family coverage under the Company’s group health plan, and (II) the difference between (a) the total number of months during the Continuation Period, and (b) the number of months of coverage provided under clause (1) above.

(B)       If such coverage is provided under a fully-insured medical reimbursement plan (within the meaning of section 105(h) of the Code), there will be no charge to the Executive for such coverage.

(v)   except in the event of Termination by Mutual Consent pursuant to Section 8(f) hereof, the Company shall pay all legal fees and expenses incurred by the Executive as a result of his termination of employment; provided, however, that the legal fees and expenses to which an Executive is entitled pursuant to this paragraph (iv) and Section 17 hereof shall not exceed the sum of $100,000 for each of the calendar year in which the termination of employment occurs and the next two following calendar years.  To the extent that any such payment does not qualify for exclusion from Federal income taxation, the Company will make the payment only if the Executive submits the request for payment no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the payment on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such payment during a calendar year will not affect the amount of expenses eligible for such payment in another calendar year, and the right to such payment is not subject to liquidation or exchange for another benefit from the Company.  For purposes of the foregoing, in the event the Executive is a “specified employee” on the Severance Start Date (as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the Severance Start Date or, if later, by December 31, 2008), and to the extent that any portion of the payments described above in this subsection relate to expenses that were triggered by the Executive’s “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Code and such payments constitute a “deferral of compensation” within the meaning of section 409A of the Code, such payments shall be paid no earlier than the date that is six (6) months after the Severance Start Date (if the Executive dies after the Severance Start Date but before such payments have been made, such payments will be paid to the Executive’s estate in a lump sum without regard to any six-month delay that otherwise applies to specified employees).

(e)  Mitigation; Set-Off.  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise.  In addition, the amount of any payment or benefit provided for in this Agreement (other than Section 9(d)(iii) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefit, and, except as provided in Section 9(c) hereof, shall not be reduced by offset against any amount claimed to be owed by the Executive of the Company, or otherwise.

10.  Non-competition.  The Executive agrees that he will not engage in any Competitive Activity during any period with respect to which he is entitled to severance pay pursuant to Section 9(d)(ii) hereof or to employee welfare benefits pursuant to Section 9(d)(iii) hereof.  For purposes of this Section, “Competitive Activity” shall mean activity, without the written consent of an authorized officer of the Company (which consent shall not be unreasonably withheld), consisting of the Executive’s participation in the management of, or his acting as a consultant for or employee of, any business operation of any enterprise if such operation (a “Competitive Operation”) is then in substantial and direct competition with a principal business operation of the Company, as now or hereafter designated by the Board; provided, however, that no business operation may be designated a principal business operation of such entity unless the entity’s profits, sales or assets attributable to such business operation amount to at least ten (10%) percent of the entity’s total profits, sales or assets.  Competitive Activity shall not include (a) the mere ownership of up to five (5%) percent of the outstanding securities in any enterprises; or (b) the participation in the management of, or acting as a consultant for or employee of, any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise, provided that the Executive does not furnish advice with respect to inventions, processes, customers, methods of distribution or methods of manufacture of any Competitive Operation of such enterprise.

11.  Successors; Binding Agreement.

(a)    In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)    This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

12.  Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified mail, return receipt requested, postage pre-paid, addressed as follows:

If to Executive:	Richard A. Kohlberger
77 Londonderry Drive
Greenwich, Connecticut 06830

If to Company:	UST Inc.
100 West Putnam Avenue
Greenwich, Connecticut 06830
Attn: Corporate Secretary

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.   Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company’s Chief Executive Officer or such other officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereof, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

14.   Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.   Code Section 409A.  It is intended, and this Agreement will be so construed, that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under section 409A of the Code.  In furtherance of this intent, to the extent that any regulations or other guidance issued under section 409A of the Code would result in the Executive being subject to the payment of such interest or tax penalty, the Company and the Executive agree to amend this Agreement prior to January 1, 2009 in order to bring this Agreement into compliance with section 409A of the Code in a manner which has the least adverse effect on the Executive.

17.  Settlement of Disputes: Arbitration.

(a)  All claims by the Executive for benefits under this Agreement (other than in connection with a termination of the Executive’s employment pursuant to Section 8(f) hereof) shall be directed to and determined by the Nominating and Compensation Committee of UST Inc. (the “Committee”) and shall be in writing.  Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Executive’s claim has been denied.

(b)  Any further dispute or controversy arising under or in connection with this Agreement (other than in connection with a termination of the Executive’s employment pursuant to Section 8(f) hereof) shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Stamford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any anticipated or continued violation of the provisions of Section 10 hereof or the Employee Secrecy Agreement in the form of Annex I hereto, and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond.  Subject to the provisions of Section 9(d)(v) hereof, the expense of such arbitration (including legal fee) shall be borne by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

UST INC.

By:	/s/ Gary B. Glass
	Name:	Gary B. Glass
	Title:	Vice President

/s/ Richard A. Kohlberger
RICHARD A. KOHLBERGER

APPENDIX “A”

Mr. Richard A. Kohlberger
77 Londonderry Drive
Greenwich, Connecticut 06830

Dear Mr. Kohlberger:

With reference to the Existing Agreement, should you retire, die or become totally disabled prior to the expiration of the Term as defined in the Employment Agreement, you shall be deemed to have accrued the number of months of age and service credits as if you had continued your employment through your 65th birthday.  You or your estate would then receive benefits under SOP accordingly.  In the event you are a “specified employee” on the Severance Start Date, as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the Severance Start Date of, if later, by December 31, 2008, any SOP payments accrued pursuant to this provision that are paid on account of your “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Code shall be delayed until the date that is six (6) months after the Severance Start Date, with the lump sum value of all payments that are so delayed paid on the date that is six (6) months after the Severance Start Date (if you die after the Severance Start Date but before such lump sum is paid, it will be paid to your estate without regard to any six-month delay that otherwise applies to specified employees).

Very truly yours,